                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                                 (RULE 13E-100)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13E-3 THEREUNDER

           RULE 13E-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1 )

                       UNITED INVESTORS INCOME PROPERTIES
--------------------------------------------------------------------------------
                              (Name of the Issuer)

                       UNITED INVESTORS INCOME PROPERTIES
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                          (Title of Class of Securities

                                      NONE
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 Martha L. Long
                              Senior Vice President
                   Apartment Investment and Management Company
                                55 Beattie Place
                        Greenville, South Carolina 29601
                                 (864) 239-1000
--------------------------------------------------------------------------------
  (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Person (s) Filing Statement)


                                   Copies to:
                                Gregory M. Chait
                                  M. Todd Wade
                     Powell, Goldstein, Frazer & Murphy LLP
                     191 Peachtree Street, N.E., Suite 1600
                             Atlanta, Georgia 30303
                                 (404) 572-6600


This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an Consent Solicitation Statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [ ] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or Consent Solicitation Statement referred to in checking box (a) are preliminary copies: [X]

Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                            CALCULATION OF FILING FEE

                       Transaction Valuation*                               Amount of Filing Fee
        ----------------------------------------------------- --------------------------------------------------
                             $3,800,000                                            $481.46

* For purposes of calculating the fee only. This amount assumes the sale of the assets of United Investors Income Properties for $3,800,000. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $126.70 per $1,000,000 of the asset sale price.


[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid    $481.46       Filing Party: United Investors Income Properties
                      ---------------                -------------------------------------
Form or Registration No.: PRE14A        Date Filed:    September 27, 2004
                         ------------              ---------------------------------------

                              TRANSACTION STATEMENT

         This Transaction Statement on Schedule 13E-3 relates to the sales of the properties of United Investors Income Properties, a Missouri limited partnership (the "Partnership"), and an amendment to the Partnership's agreement of limited partnership, all of which are described in the consent solicitation statement on Schedule 14A, filed contemporaneously with this Transaction Statement (the "Consent Solicitation Statement"). A copy of the Consent Solicitation Statement is filed with this Schedule 13E-3 as Exhibit (a)(1). The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3.

ITEM 1. SUMMARY TERM SHEET.

         The information set forth under "SUMMARY" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

         (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - The Partnership" in the Consent Solicitation Statement is incorporated herein by reference.

         (b) The information set forth under "SOLICITATION OF CONSENTS AND CONSENTS REQUIRED" in the Consent Solicitation Statement is incorporated herein by reference.

         (c) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Secondary Market Transactions" in the Consent Solicitation Statement is incorporated herein by reference.

         (d) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Distributions" in the Consent Solicitation Statement is incorporated herein by reference.

         (e) Not applicable.

         (f) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Tender Offers" and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Purchases by Affiliates" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.


         (a) - (b) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - The Partnership" and "INFORMATION CONCERNING THE



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PURCHASER AND AIMCO - AIMCO" in the Consent Solicitation Statement is
incorporated herein by reference.

         (c) Not applicable.

ITEM 4. TERMS OF THE TRANSACTION.

         (a) The information set forth under "SUMMARY," "SPECIAL FACTORS," "THE AMENDMENT," "THE SALE," "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," AND "SOLICITATION OF CONSENTS AND CONSENTS REQUIRED" in the Consent Solicitation Statement is incorporated herein by reference.

         (c) Not applicable.

         (d) The information set forth under "APPRAISAL RIGHTS" in the Consent Solicitation Statement and Appendix B to the Consent Solicitation Statement is incorporated herein by reference.

         (e) The information set forth under "GENERAL LEGAL MATTERS" in the Consent Solicitation Statement is incorporated herein by reference.

         (f) Not applicable.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (a) The information set forth under "CONFLICTS OF INTEREST" in the Consent Solicitation Statement is incorporated herein by reference.

         (b) - (c) The information set forth under "BACKGROUND," "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Tender Offers," "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Purchases by Affiliates," and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Recent Transactions by Affiliates" in the Consent Solicitation Statement is incorporated herein by reference.

         (e) The information set forth under "CONFLICTS OF INTEREST" and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Voting and Other Arrangements" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (b) Not applicable.

         (c)(1) - (8) The information set forth under "PLANS AFTER THE AMENDMENT AND THE SALE" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 7. PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

         (a) - (c) The information set forth under "BACKGROUND" and "SPECIAL FACTORS - Reasons for the Proposals," in the Consent Solicitation Statement is incorporated herein by reference.

         (d) The information set forth under "THE SALE - Effects of the Sale," "SPECIAL FACTORS - Alternatives to the Amendment and the Sale," "SALE PROCEEDS AND ESTIMATED TAX CONSEQUENCES," "RISK FACTORS," and "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

         (a) - (b) The information set forth under "SPECIAL FACTORS - Fairness of the Proposals" in the Consent Solicitation Statement is incorporated herein by reference.

         (c) The information set forth under "SOLICITATION OF CONSENTS AND CONSENTS REQUIRED" in the Consent Solicitation Statement is incorporated herein by reference.

         (d) - (e) The information set forth under "SPECIAL FACTORS - Fairness of the Proposals - Procedural Fairness of the Proposals" in the Consent Solicitation Statement is incorporated herein by reference.

         (f) Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

         (a) - (c) The information set forth under "SPECIAL FACTORS - Appraisal" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 10. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

         (a) - (b), (d) The information set forth under "SOURCE OF FUNDS" in the Consent Solicitation Statement is incorporated herein by reference.

         (c) The information set forth under "FEES AND EXPENSES" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 11. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - The General Partner" and "SECURITY OWNERSHIP" in the Consent Solicitation Statement is incorporated herein by reference.

         (b) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Recent Transactions by Affiliates" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 12. THE SOLICITATION OR RECOMMENDATION.

         (d) Not applicable.

         (e) The information set forth under "NO RECOMMENDATION BY THE GENERAL PARTNER" in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS.

         (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - Financial Information" in the Consent Solicitation Statement is incorporated herein by reference.

         (b) The information set forth under Appendix A to the Consent Solicitation Statement is incorporated herein by reference.

ITEM 14. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) The information set forth under "FEES AND EXPENSES" in the Consent Solicitation Statement is incorporated herein by reference.

         (b) Not applicable.

ITEM 15. ADDITIONAL INFORMATION.

         (b) The information set forth in the Consent Solicitation Statement is incorporated herein by reference.

ITEM 16. EXHIBITS.

(a)(1) Consent Solicitation Statement, filed on Schedule 14A on September 27, 2004 is incorporated herein by reference.

(b)(1) Fifth Amended and Restated Credit Agreement, dated as of February 14, 2003, by and among AIMCO, AIMCO Properties, AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of America, N.A., and each lender from time to time party thereto (Exhibit 10.35.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(2) Third Amendment, dated as of February 14, 2003, to the Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman Commercial Paper, Inc., Lehman Brothers, Inc., and each lender from time to time party thereto (Exhibit 10.38.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(3) Second Amendment, dated as of August 2, 2002, to the Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman Commercial Paper Inc., Lehman Brothers Inc., and each lender from time to time party thereto (Exhibit
         10.3 to AIMCO's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 is incorporated herein by reference).

(b)(4) Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO, AIMCO Properties, NHP Management Company, Lehman Commercial Paper, Inc., and the other financial institutions party thereto (Exhibit 10.32 to AIMCO's Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference).

(c)(1) Appraisal Report, dated as of May 10, 2004, by KTR Newmark Real Estate Services LLC.

(d)      None.

(f) Appraisal Rights (The information set forth under "APPRAISAL RIGHTS" and Appendix B to the Consent Solicitation Statement filed as Exhibit
         (a)(1) hereto is incorporated herein by reference.)

(g)      None.

                                    SIGNATURE

         After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated: September 27, 2004               UNITED INVESTORS INCOME PROPERTIES

                                        By: United Investors Real Estate, Inc.,
                                            its General Partner




                                        By: /s/ Martha L. Long
                                            ------------------------------------
                                            Director and Senior Vice President

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
(a)(1)            Consent Solicitation Statement, filed on Schedule 14A on
                  September 27, 2004 is incorporated herein by reference.

(b)(1)            Fifth Amended and Restated Credit Agreement, dated as of
                  February 14, 2003, by and among AIMCO, AIMCO Properties,
                  AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of
                  America, N.A., and each lender from time to time party thereto
                  (Exhibit 10.35.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(2)            Third Amendment, dated as of February 14, 2003, to the Interim
                  Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman
                  Commercial Paper, Inc., Lehman Brothers, Inc., and each lender from time to time party thereto (Exhibit 10.38.2 to AIMCO's
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 2002 is incorporated herein by reference).

(b)(3)            Second Amendment, dated as of August 2, 2002, to the Interim
                  Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman
                  Commercial Paper Inc., Lehman Brothers Inc., and each lender from time to time party thereto (Exhibit 10.3 to AIMCO's
                  Quarterly Report on Form 10-Q for the quarterly period ended
                  June 30, 2002 is incorporated herein by reference).

(b)(4) Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO, AIMCO Properties, NHP Management Company, Lehman
                  Commercial Paper, Inc., and the other financial institutions party thereto (Exhibit 10.32 to AIMCO's Annual Report on Form
                  10-K for the year ended December 31, 2001, is incorporated herein by reference).

(c)(1)            Appraisal Report, dated as of May 10, 2004, by KTR Newmark
                  Real Estate Services LLC.

(d)               None.

(f)               Appraisal Rights (The information set forth under "APPRAISAL
                  RIGHTS" and Appendix B to the Consent Solicitation Statement filed as Exhibit (a)(1) hereto is incorporated herein by reference.)

(g)               None.